MEMORANDUM OF AGREEMENT

                        MADE THIS 6th DAY OF APRIL 1999

Between         EURO PROPERTY & FINANCIAL LIMITED, "EURO"
                -----------------------------------------
                A British Virgin Islands corporation with a place of business at 16475 Dallas Parkway, Suite 238
                Addison, TX 75001

And             WULF INTERNATIONAL LTS. "WULF"
                ------------------------------
                A Colorado corporation with a place of business at 5200 Keller Springs Road, Suite 1131
                Dallas, TX 75248

The above parties, at times, are referred to herein singly as "Party" and collectively as "Parties"

                                WITNESSETH THAT:

WHEREAS, both Parties have active business interests in the Republic of the Phillipines and Provincial is desirous of expanding it's interests therein.

WHEREAS, Euro through two of its subsidiaries has mining claim interests in the Phillipines in which Wulf wishes to participate.

THEREFORE, it is agreed as follows:

1.   SUPERSEDING EFFECT

     1.1 This agreement supersedes all existing oral or written agreements between the Parties and constitutes the entire agreement between the parties.

2.   MINERAL PROPERTIES

     2.1  MINERAL PROJECTS IN MINDANAO

          2.1.1. GOLD MOUNTAIN MINING LTD, ("GMM"), a Euro B.V.I. has filed for some 234,900 has. of mineral claims under 29 separate Phillippine corporations (appx. 8,500 has. each) located in northeastern Mindanao, primarily in the Agusan del Sur province.

          2.1.2 Rights to approximately 75% of the acreage has been upheld by the DENR.

     2.2  OFF-SHORE MINERAL PROPERTY IN CAMARINES NORTE

          2.2.1. Euro through it's wholly subsidiary, PACIFIC RIM MINING LTD, a B.V.I. corporation has filed one claim for an aff-shore block containing aproximately 30,983 has. adjacent to the historic Peracale gold district in Camarines Norte.

          2.2.2. All legal and political work has been done on this project to qualify for an Exploration Permit.

3. Wulf agrees to tender to Buro or its assigns 200,000 shares of Wulf International Ltd. preferred shares in exchange for 20% of the share equity in both Pacific Rim Mining Ltd. and Gold Mountain Mining Ltd.

4. Euro grants to Wulf the option to acquire an additional 75% of the authorized share capitol in both Pacific Rim Mining Ltd. and Gold Mountain Mining Ltd. in exchange for an additional 100,000 preferred shares of Wulf International Ltd. This option is valid until January 31, 2000.

5. Should Wulf exercise its option to acquire the additional 75% of the share capitol in Pacific Rim Mining Ltd. and Gold Mountain Mining Ltd. as soon set out in paragraph 4 above then as soon as is reasonable thereafter, Euro shall furnish to Wulf all of the geographical, geological, and other relevant data in it's possession. Further, Euro agrees to engage a registered Philippine engineer to issue to Wulf a short appraisal report on the above property based on the sunk costs.

Agreed to this  6  day of April, 1999
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/s/  Jim Bob Hodge                          /s/  George Wulf
-------------------------------             --------------------
Jim Bob Hodge                               George Wulf
for and on behalf of                        for and on behalf of
Euro Property & Finance Limited             Wulf International Ltd.